Exhibit 99.1


FOR IMMEDIATE RELEASE                                       April 20, 2006


       GS Financial Corp.  Announces First Quarter Results
                         (NASDAQ:  GSLA)


METAIRIE, La. - GS Financial Corp., the holding company of Guaranty Savings and Homestead Association (www.gsha.com), reported earnings for the quarter ended March 31, 2006 of $276,000, or $.23 per share, compared with a loss of $101,000, or ($.09) per share for the same period in 2005. The 2005 loss included costs associated with the retirement of the Company's former President and Chief Executive Officer totaling $428,000, or $.36 per share ($282,000, or $.24 per share, after related tax benefits). Excluding the impact of this one-time charge, net earnings from operations for the quarter ended March 31, 2005 were $182,000, or $.15 per share.

President Stephen E. Wessel noted "Our strong first quarter results come from growth in our core businesses of residential and commercial mortgage lending, construction lending and deposits. With the addition of two seasoned commercial lenders and our existing core strengths in retail deposit and mortgage delivery, we are well positioned for continued growth enhanced by rebuilding efforts in our region."

Net interest income for the quarter ended March 31, 2006 was $1.5 million compared to $1.4 million for the same period in 2005. The Company's net interest margin also increased to 3.49% for the first quarter of 2006 from 3.03% for the same period in 2005. This increase was due primarily to the beneficial effects in a rising rate environment on our rate sensitive balance sheet and lower funding costs related primarily to a reduction in borrowings.

Non-interest expenses for the first quarter of 2006 were $1.1 million, down approximately $375,000 from the first quarter of 2005 total of $1.5 million. If adjusted for one-time retirement benefits incurred in 2005, operating expenses would have increased by $43,000 from 2005 to 2006.

Loan quality has shown improvement subsequent to Hurricane Katrina. During the months of September, October and November, 2005, payments were unilaterally deferred by the Association for all borrowers. A $4.8 million provision for loan losses was taken during the fourth quarter of 2005 to provide reserves for potential losses within the loan portfolio caused by the impact of Hurricane Katrina. The Company has experienced a reduction in non-performing loans from $3.6 million at December 31, 2005 to $2.2 million at March 31, 2006. The majority of the reduction in non-performing loans was the result of local customers who had not been in a position to make payments on their loans by December 31, 2005 resuming payments on their loans during the first quarter.

Total Assets at March 31, 2006 were $176.8 million compared to $177.6 million at December 31, 2005, a decrease of approximately $0.8 million, or 0.5%. Net loans increased $5.1 million, or 7.3% in the first quarter of 2006. At March 31, 2006 net loans were $74.8 million compared to $69.7 million at year-end 2005. Deposit accounts increased approximately $6.3 million, or 5.3% during the first quarter, totaling $125.2 million at March 31, 2006 compared to $118.9 million at December 31, 2005. Borrowings from the Federal Home Loan Bank were reduced from $32.1 million at December 31, 2005 to $25.3 million at March 31, 2006. Stockholders' equity was 14.3% of total assets at both March 31, 2006 and December 31, 2005.



FORWARD-LOOKING INFORMATION


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contact:  Stephen Wessel, President
Phone:    (504) 457-6220



                           GS Financial Corp.
             Consolidated Statements of Financial Condition

--------------------------------------------------------------------------------------
($ in thousands)                                   March 31, 2006    December 31, 2005
                                                     (Unaudited)         (Audited)
--------------------------------------------------------------------------------------
ASSETS
 Cash and Amounts due from Depository Institutions    $   1,322         $    3,040

 Interest-Bearing Deposits in Other Banks                 4,709              4,515
 Federal Funds Sold                                       9,410             15,000
 Securities Available-for-Sale, at Fair Value            78,466             77,344
 Loans, Net                                              74,802             69,657
 Accrued Interest Receivable                              1,562              1,627
 Premises & Equipment, Net                                2,244              2,257
 Stock in Federal Home Loan Bank, at Cost                 1,853              1,833
 Foreclosed Assets                                            -                  -
 Real Estate Held-for-Investment, Net                       474                478
 Other Assets                                             1,916              1,863
--------------------------------------------------------------------------------------
  Total Assets                                        $ 176,758         $  177,614
======================================================================================

LIABILITIES
 Interest-Bearing Deposits                            $ 123,024         $  116,798
 Noninterest-Bearing Deposits                             2,139              2,195
 FHLB Advances                                           25,250             32,106
 Other Liabilities                                          926              1,108
--------------------------------------------------------------------------------------
  Total Liabilities                                     151,339            152,207
======================================================================================

STOCKHOLDERS' EQUITY
 Common Stock                                         $      34         $       34
 Additional Paid-in Capital                              34,576             34,565
 Unearned ESOP Stock                                       (179)              (239)
 Unearned RRP Trust Stock                                  (698)              (698)
 Treasury Stock                                         (32,265)           (32,193)
 Retained Earnings                                       24,412             24,136
 Accumulated Other Comprehensive Loss                      (461)              (198)
--------------------------------------------------------------------------------------
  Total Stockholders' Equity                             25,419             25,407
======================================================================================
  Total Liabilities & Stockholders' Equity            $ 176,758         $  177,614
======================================================================================

Selected Asset Quality Data
 Total Non Performing Assets                          $   2,240         $    3,582
 Non Performing Assets to Total Assets                    1.27%              2.01%
 Allowance for Loan Losses to Non Performing Assets     255.04%            159.52%
======================================================================================



                           GS Financial Corp.
               Condensed Consolidated Statements of Income
                              (Unaudited)

                                                           For the Three Months Ended
                                                                     March 31,
($ in thousands, except per share data)                         2006           2005
-------------------------------------------------------------------------------------
Interest and Dividend Income                                 $  2,712       $  2,663
Interest Expense                                                1,173          1,223
-------------------------------------------------------------------------------------

Net Interest Income                                             1,539          1,440
Provision for Loan Losses                                           -              -
-------------------------------------------------------------------------------------
Net Interest Income after Provision for Loan Losses             1,539          1,440
=====================================================================================

Non-interest Expense                                            1,132          1,518
-------------------------------------------------------------------------------------
Net Income (Loss) Before Non-Interest Income and Income Taxes     407            (78)
=====================================================================================

Non-interest Income                                                 7              8
-------------------------------------------------------------------------------------
Income (Loss) Before Tax Expense                                  414            (70)
=====================================================================================

Income Tax Expense                                                138             31
-------------------------------------------------------------------------------------
Net Income (Loss)                                                 276           (101)
=====================================================================================
Earnings (Loss) Per Share - Basic                            $   0.23       $  (0.09)
=====================================================================================
Earnings (Loss) Per Share -Diluted                           $   0.23       $  (0.08)
=====================================================================================

Selected Operating Data
 Weighted Average Shares Outstanding                         1,215,567     1,182,616
 Return on Average Assets (1)                                    0.63%        -0.21%
 Non-Interest Expense/Average Assets (1)                         2.57%         3.11%
 Net Interest Margin (1)                                         3.49%         3.03%

-------------------------------------------------------------------------------------
  (1) Annualized
